EXHIBIT 16.1

February 11, 2014

Securities and Exchange Commission 100 F Street, N.E.

Washington, DC 20549

Dear Sir or Madam:

We have read the statements of Cemtrex, Inc. (the “Company”) pertaining to our firm included under

Item 4.01 of Form 8‐K dated February 11, 2014. and agree with such statements as they pertain to ourfirm. We have no basis to agree or disagree with other statements of the Company contained therein.

Sincerely,

/s/ LI and Company, PC LI and Company, PC